Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: October 2008

1) Beginning of the Month Principal Receivables:	$46,724,717,495.62
2) Beginning of the Month Finance Charge Receivables:	$912,511,412.29
3) Beginning of the Month AMF Receivables:	$55,355,813.57
4) Beginning of the Month Discounted Receivables:	$0.00
5) Beginning of the Month Total Receivables:	$47,692,584,721.48
6) Removed Principal Receivables:	$0.00
7) Removed Finance Charge Receivables:	$0.00
8) Removed AMF Receivables	$0.00
9) Removed Total Receivables:	$0.00
10) Additional Principal Receivables:	$0.00
11) Additional Finance Charge Receivables:	$0.00
12) Additional AMF Receivables	$0.00
13) Additional Total Receivables:	$0.00
14) Discounted Receivables Generated this Period:	$0.00
15) End of the Month Principal Receivables:	$46,028,371,133.47
16) End of the Month Finance Charge Receivables:	$905,601,999.77
17) End of the Month AMF Receivables	$54,685,050.29
18) End of the Month Discounted Receivables:	$0.00
19) End of the Month Total Receivables:	$46,988,658,183.53
20) Excess Funding Account Balance	$0.00
21) Adjusted Invested Amount of all Master Trust Series	$39,340,535,532.49
22) End of the Month Seller Percentage	14.53%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: October 2008

	ACCOUNTS	RECEIVABLES
1) End of the Month Delinquencies:
2) 30 - 59 days delinquent	310,739	$643,709,176.08
3) 60 - 89 days delinquent	222,719	$485,028,459.03
4) 90+ days delinquent	490,228	$1,156,411,058.36
5) Total 30+ days delinquent	1,023,686	$2,285,148,693.47
6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.86%
7) Defaulted Accounts during the Month	159,160	$300,785,373.78
8) Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		7.72%

*	For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: October 2008

	COLLECTIONS	PERCENTAGES
1) Total Collections and Gross Payment Rate**	$8,629,817,744.40	18.09%
2) Collections of Principal Receivables and Principal Payment Rate	$7,805,733,946.09	16.71%
3) Prior Month Billed Finance Charges and Fees	$595,901,350.65
4) Amortized AMF Income	$26,616,094.98
5) Interchange Collected	$128,209,296.52
6) Recoveries of Charged Off Accounts	$77,466,385.20
7) Collections of Discounted Receivables	$0.00
8) Collections of Finance Charge Receivables and Annualized Yield	$828,193,127.35	21.27%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: October 2008

1) Beginning Unamortized AMF Balance		$142,449,808.47
2) + AMF Slug	$0.00
3) + AMF Collections	$22,506,765.94
4) - Amortized AMF Income	$26,616,094.98
5) Ending Unamortized AMF Balance		$138,340,479.43

**	Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables